UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 16, 2024

ZEVIA PBC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40630	86-2862492
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15821 Ventura Blvd., Suite 135, Encino, CA		91436
(Address of Principal Executive Offices)		(Zip Code)

(855) 469-3842

(Registrant’s Telephone Number, Including Area Code)

Former Name or Former Address, if Changed Since Last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	ZVIA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Officer Appointment and Transition

On February 20, 2024, the Board of Directors (the “Board”) of Zevia PBC (the “Company”) announced that on February 16, 2024 it had appointed Girish Satya, to serve as the Company’s Chief Financial Officer with an effective date of February 21, 2024 (the “Effective Date”). Mr. Satya, 47, has over 20 years of experience serving as a financial executive, leading transactions, and handling capital management projects, corporate turnarounds, and spearheading financial and operational improvements for numerous global companies. Prior to joining the Company, and from 2021 to 2022, Mr. Satya served as Global Chief Financial Officer for Backcountry, a multi-brand, global e-commerce platform focused on consumer gear and apparel for the outdoor enthusiast. From 2016 to 2021, he led the Portfolio Operations Group at TSG Consumer Partners, a private equity firm primarily focused on growth equity investments in middle-market companies in the branded consumer product and service sectors (“TSG”). Prior to TSG, he served as Chief Financial Officer for The Bay Club Company from 2013 to 2016 and was responsible for finance, treasury, corporate development, facilities and real estate, and legal and human resources. Prior to that, he held senior financial and operations roles at several private equity-backed businesses from 2008 to 2013. Mr. Satya began his career as an Associate, Corporate Advisory Services at Arthur Andersen from 1999 to 2001 and later joined Alvarez & Marshal, a consulting firm focused on operational turnarounds and financial restructurings, as a management consultant from 2001 to 2006.

In connection with Mr. Satya’s appointment as Chief Financial Officer, the Company and Mr. Satya entered into a Letter Agreement (the “Agreement”), which sets forth the terms of Mr. Satya’s employment with the Company as Chief Financial Officer, effective as of February 21, 2024. The Agreement provides for (i) an annual base salary of $400,000, (ii) a target annual bonus equal to 75% of base salary, pro-rated for 2024, and (iii) a guaranteed minimum payout of a bonus of $175,000 for 2024. In addition, Mr. Satya is eligible to receive a target long-term incentive award of $600,000, subject to approval by the Board or the Compensation Committee of the Board.

In addition, Mr. Satya entered into the Company’s standard severance agreement (the “Severance Agreement”), which provides for severance benefits in the event Mr. Satya is terminated by the Company without Cause (as defined in the Severance Agreement) or resigns for Good Reason (as defined in the Severance Agreement) (each a “Qualifying Termination”). Subject to execution of a release of claims in favor of the Company, upon a Qualifying Termination, Mr. Satya will be eligible to receive the following severance benefits: (i) 12 months of base salary payable in installments (or, if the Qualifying Termination occurs within 18 months following a change in control of the Company, a lump sum payment equal to the sum of Mr. Satya’s annual base salary and target annual bonus), (ii) partially subsidized COBRA premiums for the 12-month period following termination, and (iii) any earned but unpaid annual bonus for the year prior to the year of termination payable at the time bonuses are paid to other executives.

Mr. Satya has also entered into the Company’s employment, confidential information, and invention assignment agreement, which includes customary confidentiality, non-disclosure, employee non-solicitation and invention assignment covenants, the Company’s mutual arbitration agreement, and the Company’s director and officer indemnification agreement.

On the Effective Date, Florence Neubauer will no longer serve as Interim Chief Financial Officer of the Company. Ms. Neubauer will remain with the Company as Senior Vice President, Finance and Business Transformation. The Board expressed its appreciation for Ms. Neubauer’s effective leadership over the Finance Team and on key financial and operational business matters in her capacity as Interim Chief Financial Officer of the Company.

A copy of the press release dated February 20, 2024 announcing this appointment is attached hereto as Exhibit 99.1 and is incorporated herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Zevia PBC Press Release dated February 20, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEVIA PBC

Date: February 20, 2024	/s/ LORNA R. SIMMS
	Name:	Lorna R. Simms
	Title:	SVP, General Counsel and Corporate Secretary